Exhibit 10.19

Celgene Corporation
Management Incentive Plan (MIP)

Interpretation
This Celgene Management Incentive Plan (the “MIP” or the “Plan”) document, which is voluntarily established by the Company, exclusively applies in respect of the MIP in the Plan Year, which runs from 1 January to 31 December. A new plan, if any, may be adopted for each year and may contain different terms, including but not limited to different terms as to criteria, weighting and/or levels of Bonus Target, in each case, as determined in the sole discretion of the Compensation Committee. Therefore, the Plan does not create any vested rights for any employees to receive any similar payments in the future, even if such payments have been granted repeatedly in the past.

Purpose
The purpose of the Plan is to annually drive the attainment of key quantifiable objectives and reward performance that the Company believes is critical to the success of the Celgene Group. This Plan also drives the overall success of the Celgene Group by rewarding employees who achieve results through leadership and behaviors that demonstrate the Celgene Values.

Definitions
In this Plan document, the terms are defined as follows:

"Active Employee" refers to an employee whilst in Active Employment.

"Active Employment" means remunerated performance of work duties for Celgene and any Employing Entity and, to avoid doubt, does not include extended-sick leave or disability, family leave or other leaves of absence whether remunerated or otherwise.

“Bonus Target” is the target associated with an employee’s position as of 31 December of the Plan Year. Bonus Targets can be expressed as either a percent of Eligible Earnings or as a fixed dollar amount. At the discretion of management, employees who transfer into a position with a lower target will maintain their higher target through the end of the plan year and transition to the new target on January 1 of the following plan year.

“Cause” means (a) a material breach of any agreement you have with the Company, including, but not limited to, the Inventions and Confidentiality and Code of Business Conduct; (b) a felony or any other crime involving dishonesty, breach of trust, moral turpitude, or physical harm to any person (including, but not limited to, the Company or any of its employees); (c) an act of fraud, misconduct, or dishonesty in connection with the business of the Company; (d) failure to satisfactorily or adequately perform your duties hereunder as determined by the Company based upon objective facts, including, but not limited to, your inability to achieve goals, inability to work with others, insubordination or excessive tardiness; (e) an overall performance rating of Below Expectations on an annual performance assessment; (f) your receipt of a Final Written Warning for any reason; or (g) insobriety or other substance abuse during work activities.

"Celgene" or "the Company" means Celgene Corporation and its successors.

"Celgene Group" means Celgene and its subsidiaries.

“Celgene Values” are defined as the qualities we look for in our employees, how we treat each other, the environment we create together and why we come to work every day. Appendix 6 contains the Celgene Values.

“Compensation Committee" means the Management Compensation and Development Committee of the Company’s Board of Directors.

“Eligible Earnings” means base salary, fixed cash salary and any lump sum merit increases earned while in Active Employment within the Plan Year. The term “Eligible Earnings” will be computed before reduction for pre-tax contributions to any non-qualified deferred compensation plan and/or any employee benefit plan of any member of the Celgene Group pursuant to Sections 401(k) (US only), 125 and 132(f) of the Internal Revenue Code of 1986, as amended. The term “Eligible Earnings” excludes any variable salary, salary in-kind, performance-related pay and benefits, cost of living payments, one-time lump sum payments and any vacation or holiday pay if not included in fixed cash salary. Overtime (OT) and shift differentials are excluded, unless employee is classified as nonexempt and on US payroll, or unless required by local regulations.

"Employing Entity" means, in respect of each employee, his or her Celgene Group employing entity as listed in Appendix 5.
“Management Committee” is a governing body containing key functional leaders employed by the Company at the VP level and above.

“Individual Performance Score” is the numeric score that represents an individual’s performance versus his/her goals. Each goal is scored, and then is multiplied by the weight assigned to that goal. The final scores for all goals (including Celgene Values goals for Associate Managers through Associate Directors (Grades 8-11 or grade level equivalent) are added together to determine the Individual Performance Score. Any earned extra credit points are added to the final Individual Performance Score. The Individual Performance Score ranges from 0 - 150, and with extra credit can reach a maximum of 200.

“Overall Performance Rating” is the letter grade associated with the Individual Performance Score. Overall Performance Rating scores are as follows: S (Superior), EE (Exceeds Expectations), AE (Achieves Expectations), NI (Needs Improvement) and BE (Below Expectations). This overall performance rating applies to Associate Managers through Associate Directors (Grades 8-11 or grade level equivalent).

"Plan Year" means 1 January to 31 December of the same year.

“Retirement” is defined as an Active Employee’s termination of employment (other than for Cause) on or after the attainment of at least age 55 and completion of at least 5 years of service or the Rule of 65 with the Company or any Employing Entity.

“Scope of Role” is a general categorization that pertains to a job’s responsibility. Scope of Role and/or an employee’s grade level determine how the final bonus amount is calculated using one or more of the following measurements: corporate, divisional, functional, regional, sub-regional, country and individual scores. Scope of Role is further defined in Appendix 1.

Eligibility
Celgene employees in salary grades 8 (Associate Manager or grade level equivalent) and above who are not part of any other annual cash incentive plan (i.e., Employee Incentive Plan or Sales Incentive Plan) are eligible to participate in the Plan. Temporary employees (including interns), Post Doctoral employees, leased employees and independent contractors are excluded from participation in the Plan. Employment must have commenced on or before September 30th of the Plan Year and an employee must be Actively

Employed through December 31st of the Plan Year to participate in the program as specified in further detail below. Employees on an approved leave of absence as of December 31st of the Plan Year will receive their award on a prorated basis based on earnings for actual days of employment by such employee during the Plan Year, based upon performance versus objectives and manager approval.

Situation	Award Calculation
New Hires starting on or before September 30th	Award is prorated using eligible earnings (or a prorated fixed bonus amount) based on the number of days worked in the Plan Year.

New Hires starting after September 30th	Not eligible.

Employee target decreases during the Plan Year (through transfer to a lower position, demotion, career ladder placement, etc)
Generally, the higher target is maintained until the end of the performance year and employee assumes lower target on January 1 of the following year. In the case of demotions, Celgene reserves the right to immediately reduce the Bonus Target amount or percentage, as applicable.

Transfer from Employee Incentive Plan (EIP).
Award is calculated using the Bonus Target as of December 31st of the Plan Year. If transfer occurs before the start of the 4th quarter, MIP goals and measurements are to be established. If transfer occurs during the 4th quarter, the EIP goals shall remain and the EIP score will be used to calculate the bonus for the Plan Year.

Transfer to Employee Incentive Plan (EIP).
Award is calculated using the Bonus Target as of December 31st of the Plan Year. If transfer occurs before 4th quarter, EIP goals and measurements are to be established. If transfer occurs in the 4th quarter, the actual MIP score will be used to calculate the bonus for the Plan Year.

Transfer to or from Sales Incentive Plan position to and from MIP position (as applicable)
Award is prorated using eligible earnings (or a prorated fixed bonus amount) for time in each plan. Proration is to the nearest quarter, per the Sales Incentive Plan. Regardless of proration, there will be no overlap of plan eligibility. Example: If employee transfers from SIP to MIP on June 15, he/she will be paid out 2 quarters on SIP and 2 quarters on MIP. SIP payout is from Jan 1 through June 30 and MIP payout is from July 1 through Dec 31.

Involuntary termination during the Plan Year (up to and including work through December 31st) for reasons other than for Cause
Award is prorated using eligible earnings (or a prorated fixed bonus amount) based on the number of days worked during the Plan Year and is typically paid at target at time of termination, and is contingent upon agreeing to the terms of a Separation Agreement, if applicable. Celgene Management, in its sole discretion, may award payments at, above or below target based on latest estimates of company and/or individual performance.

Involuntary termination after December 31 of the Plan Year for reasons other than cause or gross misconduct, but prior to when the Plan Year MIP payments are made.
Employee is eligible for a MIP award for the completed Plan Year; payment is calculated using actual individual and company performance and is paid according to schedule established for active employees. This means that performance document must be completed and approved for employee (including ratings and scores for each goal).

Employee is also eligible for a prorated MIP award for the following Plan Year based on the number of days worked during that Plan Year and is typically paid at target at the time of termination (see Involuntary termination during the Plan Year section). Celgene Management, in its sole discretion, may award payments at, above or below target based on latest estimates of Celgene performance.

Voluntary termination after December 31 of the Plan Year, but prior to when MIP payments are made	Employee is eligible for MIP award. Payment is calculated using actual individual and company performance and is paid according to schedule established for active employees.

Retirement during the Plan Year (up to and including work through December 31st)
Award is prorated using eligible earnings (or a prorated fixed bonus amount) based on the number of days worked during the Plan Year and is typically paid at target at time of retirement. Celgene Management may award payments at, above or below target based on latest estimates of company performance. Employee must meet eligibility age of at least 55 years and must have completed 5 or more years of service or meet the Rule of 65.

Retirement after December 31 of the Plan Year for reasons other than cause or gross misconduct, but prior to when the Plan Year MIP payments are made.
Employee is eligible for a MIP award for the completed Plan Year; payment is calculated using actual individual and company performance and is paid according to schedule established for active employees. This means that performance document must be completed and approved for employee (including ratings and scores for each goal).

Employee is also eligible for a prorated MIP award for the following Plan Year based on the number of days worked during that Plan Year and is typically paid at target at the time of termination (see Involuntary termination during the Plan Year section). Celgene Management, in its sole discretion, may award payments at, above or below target based on latest estimates of Celgene performance.

Death in Service
Award is prorated using eligible earnings (or a prorated fixed bonus amount) based on the number of days worked during the Plan Year and is typically paid at target to the estate at time of death. Celgene Management may award payments at, above or below target based on latest estimates of company performance.

Leaves of Absence and Disability
Award is prorated using eligible earnings (or a prorated fixed bonus amount) based on the number of days of Active Employment. Bonus is paid in accordance with schedule defined for active employees. Special rules may apply in different countries.

Transfers to or from countries with different currencies	Award is paid from employee’s payroll (and currency) as of February 1. Exchange rates as of February 1 are used.

Establishment of Performance Objectives
Plan participants’ annual goals are established, measured, assessed and scored against one or more of the following: corporate, divisional, functional, regional, sub-regional, country and individual objectives. The Plan is designed to reward that are established at or around the start of the Plan Year.

Objectives used to measure performance are those that ultimately drive the achievement of our financial and business performance and are established per the following:

•	Individual objectives: Set as part of the performance management process and are approved by Celgene Management

•	Divisional, functional, regional and country objectives: Set by Celgene Management and approved by the Chief Executive Officer

•	Corporate objectives: Set by Celgene Management under the direction of the Chief Executive Officer and are subject to the approval of the Compensation Committee

Determining the Bonus Target
Each position is assigned a Bonus Target defined as a percentage of Eligible Earnings or as a fixed target amount. An employee’s Bonus Target calculation is based on his or her Eligible Earnings within the Plan Year multiplied by the Bonus Target percentage, or is the fixed target amount (prorated based on the number of days employed by Celgene or any Employing Entity during the Plan Year).

Determining Bonus Target Weights
For all Plan participants, the Bonus Target may be weighted as a mix of corporate, individual, divisional, functional, regional, sub-regional, and country goals. These weightings reflect the principle that the greater impact the employee may have on achieving certain objectives, the greater the weighting placed on those objectives. The chart in Appendix 2 outlines the various Bonus Target weightings by scope of role and/or grade.

Determining the Bonus Payout
Bonus payouts may be higher or lower than an employee’s bonus target and are determined as follows:

Employees in Grades	Bonus Determined by
Associate Managers through Associate Directors (Grades 8-11 or grade level equivalent)	Combination of individual and business performance and values scores
Directors (Grade 12 and above or grade level equivalent)	Combination of individual and business performance

If achievements are above 100%, this will result in MIP payouts greater than target. Scores and achievements that are below 100% will result in payouts lower than target. The maximum gross amount of the total bonus payout for this Plan Year is 200% of Bonus Target. Refer to the “Award Payment” section of this document for examples.

Determining the Corporate MIP Score
Based upon recommendation from the Chief Executive Officer, the Compensation Committee will, in its sole discretion, determine the degree of attainment of corporate objectives by participants for the Plan Year.

Determining the Individual Performance Score for Associate Managers through Associate Directors (Grades 8-11 or grade level equivalent)
The ability of each participant to focus on the achievement of the corporate, divisional, regional, sub-regional, country, and individual objectives is critical to Celgene achieving its key milestones. In addition, how each employee achieves his/her individual objectives vis-à-vis the Celgene Values is critically important to creating and maintaining a culture that fosters strong performance and high achievement. Therefore, there are two key components that determine the Overall Performance Rating. They are:

Performance Goals Score (75% of Individual Performance Score : Represents each employee’s performance versus objectives that are set as part of the performance management process. Each objective is weighted and evaluated individually and each employee and his/her manager are required to carry out a final assessment of each score. Each objective score is then added together to determine the final Performance Goals Score. For weighting of corporate, regional, sub-regional, country or individual goals, refer to Appendix 2.

Values Goals Score (25% of Individual Performance Score): Represents each employee’s performance versus goals regarding the Celgene Values. Each goal will be equally weighted and are set as part of the performance management process. Each objective is evaluated individually and each employee and his/her manager are required to carry out a final assessment of each score. Each objective score is then added together to determine the final Values Goals Score. If an employee receives an overall

Values Rating of Below Expectations (BE) the Overall Performance Rating will likewise be BE, resulting in an Overall Performance Score (i.e., MIP score) of zero and no bonus will be paid.

Determining the Individual Performance Score for Directors (Grade 12) and Above

Performance Goals Score (100% of Individual Performance Score): Represents each employee’s performance versus objectives that are set as part of the performance management process. Each objective is weighted and evaluated individually and each employee and his/her manager are required to complete a final assessment of each score. Each objective score is then added together to determine the final Performance Goals Score. For weighting of corporate, regional, sub-regional, country or individual goals, refer to Appendix 2.

Extra Credit: Each manager - at his/her own discretion - may award up to a total of 50 points of extra credit to an employee who demonstrates results that far surpass the established achievement measurements for a goal. Extra credit is awarded per individual goal and may only be given when the following conditions are met:

•	The provision for extra credit must have been included in the goal at the time it was approved

•	The measure of the criteria for extra credit must have been specified when the goal was approved.

•	The performance and results for the extra credit must be thoroughly documented in the Performance Review.
The intention of extra credit is to further reward exceptional performance that brings significant value to Celgene and drives its business forward and as such should be utilized on an exceptional or infrequent basis. Even if extra credit is awarded, the maximum gross amount of the total bonus payout for this Plan Year cannot exceed 200% of Bonus Target.

Employees on Performance Improvement Plans
If an individual’s performance versus objectives is below required standards including, but not limited to, being subject to a Performance Improvement Plan during the Plan Year, whether or not individual objectives are met, an award may not be earned in respect of any bonus element, individual or corporate. Final scoring for each participant is subject to approval by the Celgene Management Committee.

Award Payment
Payouts are typically approved and paid in the 1st quarter of the following Plan Year. MIP awards, less any appropriate legal/statutory deductions as required or permitted under applicable law, will be paid in the manner in which the employee has elected to receive his or her regular salary, subject to the Company's approval.

Notwithstanding anything herein to the contrary, in no event shall any bonus payments in respect of the Plan Year be made after March 15 of the following year.

Administration
Celgene has the authority to interpret, administer and implement the Plan approved by the Compensation Committee. The Management Committee or Chief Executive Officer may make variations to an individual’s level of participation, changes of targets, weights and payouts, excluding changes to their own eligibility. The Compensation Committee may, in its sole discretion, make adjustments to the Plan during the Plan Year as deemed advisable in order to give consideration to changes in accounting rules, principles or methods, or extraordinary events, and make adjustments to financial performance measures in recognition of such occurrences, including varying or withdrawing the Plan.

Any bonus paid under the MIP shall not form part of salary for purposes of pension or other benefits plans calculations, except where mandated by law or if defined as such in the pension or benefits plan documents. It is understood that any bonus paid under the MIP is already inclusive of any additional monthly wages and holiday entitlement that are due to the employee.
Subject to applicable law, an employee’s eligibility to participate in the MIP in this Plan Year constitutes neither a guarantee of employment, nor a guarantee of an award for the entire Plan
Year or any portion thereof, nor a guarantee of entitlement to participate in MIP or any other similar Plan in future years.

The rights and interests of a participant under the Plan are personal to the individual and may not be assigned encumbered or transferred except by assignment to successors of the Company.

Section 409A
This Plan is intended to be exempt from and/or comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the final regulations and official guidance promulgated thereunder (together, “Section 409A”). Nothing in the Plan shall be construed as the guarantee of any particular tax treatment to any participant hereunder.